Exhibit 4.6

AMENDMENT NO. 1 TO

AMENDED AND RESTATED INDENTURE

This Amendment No. 1 to Amended and Restated Indenture (this “Amendment”) is entered into as of March 27, 2018, by and among GWG Holdings, Inc., a Delaware corporation, as obligor (the “Company”), GWG Life, LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), and Bank of Utah, a Utah corporation, as trustee (the “Trustee”), for the purpose of amending that certain Amended and Restated Indenture by and among the Company, the Guarantor and the Trustee, dated as of October 23, 2017 (the “Indenture”)

Section 9.2(a) of the Indenture provides that, except as set forth in Section 9.1 of the Indenture, the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in principal amount of the then-outstanding Securities; provided, that if any such amendment would affect fewer than all classes or series of Securities under this Indenture, then only the written consent of the Holders of a majority in principal amount of the then-outstanding classes or series of Securities so affected is required. Section 9.2(c) of the Indenture provides that any consent of the Holders required to amend the Indenture need not be affirmative, and that consent of a Holder will be presumed if that Holder does not object within 30 days of a written request for consent so long as such written request specifically states in prominent type that the consent of the Holder will be presumed if no objection is made within the applicable 30-day period. Finally, Section 9.4(b) of the Indenture provides that the Company may fix a record date for determining which Holders must consent to an amendment of the Indenture.

As of the date of this Amendment, there is only one class of Securities—L Bonds— outstanding under the Indenture. This Amendment has been: (i) distributed to the Holders of L Bonds, as of February 9, 2018 (which date is the record date set by the Company for determining which Holders must consent to this Amendment), together with related disclosure material and a specific statement in prominent type to the effect that the consent of the Holders will be presumed if no objection is made within a 30-day period; and (ii) consented to, pursuant to the terms and conditions of the Indenture, by the Holders of a majority in principal amount of the L Bonds outstanding as of that record date.

Now, Therefore, the Indenture is hereby amended as follows:

1. Section 4.7 of the Indenture is amended to read in its entirety as follows:

Section 4.7 FINANCIAL COVENANT – DEBT COVERAGE RATIO

The Company covenants that, so long as any of the Securities are outstanding, the aggregate principal amount of all the Company’s Indebtedness from time to time outstanding hereunder shall not cause the Debt Coverage Ratio to exceed ninety percent (90%). The “Debt Coverage Ratio” is a ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness of the Company and its direct or indirect Subsidiaries (including the Securities issued under this Indenture); over (B) the sum of (i) Net Present Asset Value of all Life Insurance Policies owned by the Company and its direct or indirect Subsidiaries or Affiliates, plus (ii) all cash (and cash equivalents) held by the Company and its direct or indirect Subsidiaries or Affiliates, plus (iii) without duplication, the value of all other assets of the Company as reflected on its most recently available balance sheet prepared in accordance with GAAP.

2. Capitalized terms contained in this Amendment and not otherwise defined shall, unless the context requires otherwise, have the meanings ascribed to them in the Indenture.

3. Other than as set forth herein, the Indenture shall remain unaffected by this Amendment.

* * * * * * *

In Witness Whereof , the undersigned have executed this Amendment.

GWG HOLDINGS, INC.
(as obligor)

By:	/s/ Jon R. Sabes
Jon R. Sabes
Chief Executive Officer

GWG LIFE, LLC
(as Guarantor)

By:	/s/ Jon R. Sabes
Jon R. Sabes
Chief Executive Officer

BANK OF UTAH
(not in its individual capacity, but as Trustee)

By:	/s/ John Thomas
John Thomas
Vice President

Signature Page to

Amendment No. 1 to

Amended and Restated Indenture